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                                                                    Exhibit 10.2

                            INVESTOR RIGHTS AGREEMENT

     This Investor Rights Agreement (the "AGREEMENT") is made as of May 31, 2007, by and among Third Wave Japan, Inc., a Japanese corporation (the "COMPANY"), Third Wave Technologies, Inc., a Delaware corporation (the "PARENT"), and the entities listed on Exhibit A attached hereto (each, an "INVESTOR," and collectively, the "INVESTORS").

                                    RECITALS

     A. WHEREAS: The Parent and some of the Investors entered into an Investors Rights Agreement dated April 21, 2006 (the "Original IRA").

     B. WHEREAS: Some of the Investors have purchased from the Company shares of its Series A Preferred Stock, pursuant to the Series A Preferred Stock Purchase Agreement between the Company and the Investors, dated March 31, 2006 (the "SERIES A PURCHASE AGREEMENT").

     C. WHEREAS: The Investors intend to purchase from the Company shares of its Series A Preferred Stock, pursuant to the Series A Preferred Stock Purchase Agreement between the Company and the Investors, dated of even date herewith (the "SERIES A PURCHASE AGREEMENT NO.2").

     D. WHEREAS: In consideration for the Investors' investments in the Company, the Investors, the Company and the Parent have agreed to enter into this Agreement and to terminate the Original IRA upon the execution of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and other consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                               CERTAIN DEFINITIONS

     For purposes of this Agreement, the following terms have the following meanings:

     1.1 "AFFILIATE" means any business entity which controls, is controlled by or is under common control of a party and, for the purposes of this definition, a business entity shall be deemed to "control" another business entity if it owns, directly or indirectly, at least twenty percent (20%) of the shares of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation.;

     1.2 "CHANGE OF CONTROL" means (i) a merger or consolidation of the Company or Parent, as the case may be, or other transaction where the Company's shareholders or the Parent's stockholders, as the case may be, immediately before the transaction do not hold more than fifty percent (50%) of the outstanding voting shares of the surviving entity after such transaction, or
(ii) a sale, lease, transfer

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or other disposition of all or substantially all of the assets of the Company or the Parent, as the case may be.

     1.3 "ELIGIBLE INVESTORS" shall mean the Shareholders other than the Seller.

     1.4 "CO-SALE SHARE" means, as to each Eligible Investor's Right of Co-Sale, the percentage determined by dividing (i) the number of shares of Stock held by the Eligible Investor by (ii) the number of shares of Stock held by the Seller and all Eligible Investors participating in the Right of Co-Sale pursuant to
Section 6 hereof.

     1.5 "NEW SECURITIES" shall have the meaning in Section 3.2.

     1.6 "PREEMPTIVE RIGHT" means the preemptive right provided to the Shareholders in Section 3 of this Agreement.

     1.7 "QUALIFIED IPO" means the Company's sale of its common stock in a bona fide, firm commitment underwriting pursuant to a registration statement filed with the Japanese Financial Services Agency, with aggregate proceeds to the Company of at least Y1,000,000,000 and a per share price to the public of at least two times the price paid by the Investors for the Company's Series A Preferred Stock under the Series A Purchase Agreement No. 2.

     1.8 "RIGHT OF CO-SALE" means the right of co-sale provided to the Eligible Investors in Section 6 of this Agreement.

     1.9 "RIGHT OF FIRST REFUSAL" means the right of first refusal provided to the Company and the Eligible Investors in Section 5 of this Agreement.

     1.10 "SERIES A PREFERRED STOCK" means the Company's Series A Preferred
Stock.

     1.11 "SERIES A PURCHASE AGREEMENT" and "SERIES A PURCHASE AGREEMENT NO.2" shall have the meaning in the Recitals.

     1.12 "SELLER" means the Parent or any Investor proposing to Transfer Stock.

     1.13 "SHAREHOLDERS" means the Parent and the Investors.

     1.14 "STOCK" means and includes all common stock and preferred stock of the Company.

     1.15 "TRANSFER" means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:


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          (a) any transfers by the Parent in connection with a Change of Control of the Parent;

          (b) any transfers by any Shareholder to its Affiliate other than transfers between TWJ and TWT;

          (c) any bona fide gift, provided that the Seller shall inform the Eligible Investors of such gift prior to effecting it and provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was the Seller;

          (d) by operation of law; or

          (e) any transfer to the Company or an Eligible Investor pursuant to the terms of this Agreement.

     1.16 "BUSINESS DAY" means any day from Monday to Friday, except for the holidays on which commercial banking institutions in either Japan or the State of Wisconsin in the US are authorized or obligated by law to be closed.

                                    SECTION 2

                        INFORMATION AND INSPECTION RIGHTS

     2.1 INFORMATION RIGHTS. So long as at least fifty percent (50%) of the Series A Preferred Stock remains outstanding and the Investors continue to own at least fifty percent (50%) of the shares of such Series A Preferred Stock (or shares of common stock issued upon conversion of the Series A Preferred Stock) held by the Investors as of the date of this Agreement, the Company will furnish the following reports to any Investor that owns at least sixteen percent (16%) of the then issued and outstanding Series A Preferred Stock:

          (a) within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles in Japan consistently applied, certified by independent public accountants of recognized national standing selected by the Company.

          (b) within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period.

          (c) within fifteen (15) days after the end of each month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period.


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          (d) within forty-five (45) days after the end of each fiscal quarter, an up-to-date capitalization table, including the names of each shareholder and option or warrant holder and the number of shares, options or warrants held by each such holder, certified by the management member chiefly responsible for the finances of the Company.

          (e) at least thirty (30) days prior to the beginning of each fiscal year, an operating plan for such fiscal year, including consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing.

     2.2 INSPECTION RIGHTS. So long as at least fifty percent (50%) of the Series A Preferred Stock remains outstanding and the Investors continue to own at least fifty percent (50%) of the shares of such Series A Preferred Stock (or shares of common stock issued upon conversion of the Series A Preferred Stock) held by the Investors as of the date of this Agreement, the Company will afford to each Investor that owns at least sixteen percent (16%) of the then issued and outstanding Series A Preferred Stock, and to each such Investor's accountants and counsel, reasonable access during normal business hours and with reasonable advance notification, to all of the Company's respective properties, books and records. Each such Investor shall have such other reasonable access, with reasonable advance notification, to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. The Investors may exercise their rights under this Section 2.2 only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 2.2 may not be assigned or otherwise conveyed by the Investors or by any subsequent transferee of any such rights without the prior written consent of the Company.

     2.3 CONFIDENTIALITY. Anything in Section 2 to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or confidential information of the Company. Each Investor hereby agrees to hold in the strictest confidence and trust, and to take reasonable precautions to prevent the unauthorized use or disclosure of, any confidential information provided pursuant to this Agreement. The Company shall not be required to comply with any obligation under this Section 2 in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of the stock of a competitor.

     2.4 TERMINATION OF INFORMATION AND INSPECTION RIGHTS. Each Investor's information and inspection rights set forth in this Section 2 shall terminate in accordance with Section 10.1 hereof.

                                    SECTION 3

                                PREEMPTIVE RIGHTS

     3.1 PREEMPTIVE RIGHTS TO SHAREHOLDERS. The Company hereby grants to the Shareholders, the preemptive right to purchase a pro rata share of New Securities (as defined in


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Section 3.2) which the Company may, from time to time, propose to sell and issue
(the "PREEMPTIVE RIGHT"). A Shareholder's pro rata share, for purposes of the Preemptive Right, is the ratio of the number of shares of common stock owned by such Shareholder immediately prior to the issuance of New Securities, assuming full conversion of the Shares and exercise of any option or warrant held by said Shareholder, to the total number of shares of common stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants to acquire common stock of the Company. Each Shareholder shall have a right of over-allotment such that if any Shareholder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Shareholders may purchase the non-purchasing Shareholder's portion on a pro rata basis within ten (10) Business Days from the Purchase Deadline (as defined below).

     3.2 NEW SECURITIES. "NEW SECURITIES" shall mean any capital stock (including common stock and/or preferred stock) of the Company whether now authorized or not, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include:

          (a) securities purchased under the Series A Purchase Agreement or Series A Purchase Agreement No.2;

          (b) shares of common stock issued or issuable upon conversion of shares of preferred stock;

          (c) shares of common stock issued or issuable upon exercise of any warrants prior to the date of this Agreement;

          (d) shares of common stock issued or issuable (including securities convertible into or exercisable for common stock) to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other stock incentive programs or similar arrangements approved by the Board of Directors of the Company, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

          (e) shares of common stock issued upon the exercise or conversion of options or convertible securities of the Company outstanding as of the date of this Agreement, as amended, or that are subsequently issued pursuant to the carve-outs of Sections 3.2(a)-(j) hereof, as amended;

          (f) shares of common stock issued or issuable (including securities convertible into or exercisable for common stock) as a dividend or distribution on preferred stock, or pursuant to any event for which adjustment is made to the number of shares of common stock outstanding, including, without limitation, a stock split, stock dividend, subdivision of shares of common stock or other similar transaction, or pursuant to any other event for which adjustment is made pursuant to the Articles of Incorporation of the Company (the "ARTICLES");

          (g) shares of common stock issued in a registered public offering under the Securities and Exchange Law, as amended, pursuant to which all outstanding shares of preferred stock are automatically converted into common stock;


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          (h) shares of common stock issued or issuable (including securities convertible into or exercisable for common stock) pursuant to the acquisition of another entity by the Company by merger, purchase of equity, purchase of substantially all of the assets, or other reorganization, or pursuant to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Company;

          (i) shares of common stock issued or issuable (including securities convertible into or exercisable for common stock) to lenders, service providers, equipment lessors or other financial institutions pursuant to a commercial leasing, debt financing, service or consulting transaction, each as approved by the Board of Directors of the Company; and

          (j) shares of common stock issued or issuable (including securities convertible into or exercisable for common stock) in connection with sponsored research, collaboration, license, development, OEM, marketing, acquisition, or other similar agreements or strategic transactions approved by the Board of Directors of the Company.

     3.3 NOTICE OF EXERCISE. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have ten (10) Business Days after any such notice is mailed or delivered (the "PURCHASE DEADLINE") to agree to purchase such Shareholder's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     3.4 FAILURE TO EXERCISE. In the event the Shareholders fail to exercise fully their Preemptive Rights within said ten (10) Business Day period and after the expiration of the additional ten (10) Business Day period for the exercise of the over-allotment provisions of Section 3.1, the Company shall have ninety
(90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety
(90) days from the date of said agreement) to sell the New Securities respecting which the Shareholders' Preemptive Rights set forth in Section 3.1 were not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to Shareholders pursuant to Section 3.3. In the event the Company has not sold the New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Shareholders in the manner provided in Section 3.1 above.

     3.5 ASSIGNMENT OF PREEMPTIVE RIGHT. The Preemptive Right may not be assigned or transferred, except that (i) such right is assignable by each Shareholder to the Affiliates of any such Shareholder, and (ii) such right is assignable between and among any of the Shareholders.

     3.6 INAPPLICABILITY AND TERMINATION OF PREEMPTIVE RIGHT. The Preemptive Right shall not be applicable to the Company's Qualified IPO, and shall terminate in accordance with Section 10.1 hereof.


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                                    SECTION 4

                            RESTRICTIONS ON TRANSFER

     4.1 GENERAL. Before a Seller may Transfer any Stock, securities convertible into Stock, or Stock issued upon conversion of any securities held by the Seller as of the date hereof (as adjusted for any stock dividends, stock splits, recapitalizations and the like), the Company or its assignee(s) and the Eligible Investors shall have a Right of First Refusal to purchase such Stock on the terms and conditions set forth herein.

     4.2 NOTICE OF PROPOSED TRANSFER. Prior to the Seller Transferring any Stock, the Seller shall deliver to the Company and the Eligible Investors a written notice (the "TRANSFER NOTICE") stating: (i) the Seller's bona fide intention to sell or otherwise Transfer such Stock (the "OFFERED SHARES"); (ii) the name, address and phone number of each proposed purchaser or other transferee ("PROPOSED TRANSFEREE"); (iii) the aggregate number of Offered Shares to be Transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Seller proposes to Transfer the Offered Shares (the "OFFERED PRICE"); (v) each Eligible Investor's right to exercise either its Right of First Refusal or its Right of Co-Sale (but not both rights) with respect to the Offered Shares; and (vi) a deadline, consistent with the terms of this Agreement, within which the Company and Eligible Investors must exercise such rights.

                                    SECTION 5

                             RIGHT OF FIRST REFUSAL

     5.1 TRANSFER OF SHARES TO THE COMPANY. The Company may elect itself as the transferee of the Offered Shares, provided that the Company shall purchase all but not less than all of the Offered Shares and shall give written notice of such election to the Seller within fifteen (15) Business Days after the date on which the Transfer Notice is, pursuant to Section 11.1 hereof, deemed to have been delivered to the Company and the Eligible Investors (the "INITIAL REFUSAL PERIOD").

     5.2 INITIAL EXERCISE BY THE ELIGIBLE INVESTORS. Subject to the limitations of this Section 5.2, the Eligible Investors and their Affiliates appointed by the Eligible Investors shall have the Right of First Refusal to purchase all or any part of the Offered Shares should the Company not elect itself as the transferee of the Offered Shares pursuant to Section 5.1 hereof; provided that each Eligible Investor so electing gives written notice of the exercise of such right to the Seller within the Initial Refusal Period. Upon the earlier to occur of (a) the termination of the Initial Refusal Period and (b) the time when the Seller has received written confirmation from the Company regarding its exercise of its Right First Refusal, the Eligible Investors' Rights of First Refusal shall expire. To the extent that the Company elects not to purchase the Offered Shares, the Company shall allocate the Offered Shares to the Eligible Investors, and shall give written notice thereof to the Seller within the Initial Refusal Period. To the extent that the aggregate number of shares that the Eligible Investors desire to purchase exceeds the number of Offered Shares, each Eligible Investor will be entitled to purchase a fraction of the Offered Shares, the numerator of which shall be the number of shares of common stock (assuming conversion of all securities then outstanding that are convertible into common stock) owned by such Eligible Investor on the date of the Transfer Notice and the denominator of which shall be the number


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of shares of Stock held by all Eligible Investors exercising their Right of
First Refusal. Within five (5) Business Days after the expiration of the Initial Refusal Period (the "CONFIRMATION PERIOD"), the Seller will give written notice to the Company and each Eligible Investor specifying the number of Offered Shares that was subscribed by the Company or the Eligible Investors exercising their Rights of First Refusal, as the case may be (the "CONFIRMATION NOTICE"). The Confirmation Notice shall specify the number of Offered Shares to be purchased by the Company or those Eligible Investors who are exercising their Rights of First Refusal. If the Company does not elect itself as the transferee of the Offered Shares, the Confirmation Notice shall also specify the number of Offered Shares not purchased, if any, and list each Participating Investor's (as defined in Section 5.3 hereof) share of the Offered Shares. This Right of First Refusal shall not apply with respect to Offered Shares sold by the Investors under the Right of Co-Sale.

     5.3 SUBSEQUENT EXERCISE BY THE ELIGIBLE INVESTORS. Each Eligible Investor electing to exercise its Right of First Refusal to purchase at least its full pro rata share of the Offered Shares under Section 5.2 hereof (a "PARTICIPATING INVESTOR") shall have a right of reallotment such that if, after the Eligible Investors exercise their respective Rights of First Refusal, there remain any Offered Shares that are not purchased by the Eligible Investors within the Initial Refusal Period, then each such Participating Investor may elect to purchase all (or any portion of) such Participating Investor's pro rata share of the Offered Shares not previously purchased. For the purpose of the preceding sentence, each Participating Investor's pro rata share shall be a fraction of the Offered Shares not previously purchased, the numerator of which shall be the number of shares of common stock (assuming conversion of all securities then outstanding that are convertible into common stock) owned by such Participating Investor on the date of the Transfer Notice and the denominator of which shall be the total number of shares of common stock (assuming conversion of all securities then outstanding that are convertible into common stock) held by all Participating Investors on the date of the Transfer Notice. Each Eligible Investor exercising its right pursuant to this Section 5.3 shall do so by giving written notice to the Seller within seven (7) Business Days after delivery of the Confirmation Notice to such Eligible Investor pursuant to Section 11.1 (the "SUBSEQUENT REFUSAL PERIOD").

     5.4 PURCHASE PRICE. The purchase price for the Offered Shares to be purchased by the Company or by an Eligible Investor exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 5.5 hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, each Eligible Investor and the Seller, absent fraud or error.

     5.5 PAYMENT. Payment of the purchase price for the Offered Shares purchased by the Company or by an Eligible Investor exercising its Right of First Refusal will be made within ten (10) Business Days after the later of (i) the end of the Confirmation Notice Period, or (ii) where applicable, the end of the Subsequent Refusal Period. Payment of the purchase price will be made, at the option of the Company or the exercising Eligible Investor, (i) in cash (by check), (ii) by cancellation of all or a portion of any outstanding indebtedness of the Seller to the Company or the Eligible Investor, as the case may be, or (iii) by any combination of the foregoing.

     5.6 RIGHTS AS A SHAREHOLDER. If the Company or any Eligible Investor exercises its Right of First Refusal to purchase the Offered Shares, then, upon the date that the notice of such exercise by


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the Company or any Eligible Investor is deemed delivered to the Seller pursuant to Section 11.1 hereof, the Seller will have no further rights as a holder of the Offered Shares except the right to receive payment for the Offered Shares from the Company or the Eligible Investor(s), as the case may be, in accordance with the terms of this Agreement, and the Seller will forthwith cause all certificate(s) evidencing such Offered Shares, properly endorsed for Transfer, to be surrendered for Transfer to the Company or the Eligible Investor, as the case may be.

     5.7 SELLER'S RIGHT TO TRANSFER. If the Company and each Eligible Investor have not elected to purchase all or any portion of the Offered Shares, then, with respect to such portion of Offered Shares (the "TRANSFERABLE PORTION"), the Right of First Refusal shall not apply to such Transfer, and the Seller may Transfer the Transferable Portion to any Proposed Transferee, at the Offered Price or at a higher price; provided that such Transfer shall still be subject to the Investors' Right of Co-Sale as defined in Section 6 hereof; provided further that such Transfer (i) is consummated within ten (10) Business Days after the end of the Subsequent Refusal Period, (ii) is on terms no more favorable than the terms proposed in the Transfer Notice and (iii) is in accordance with all the terms of this Agreement. If the Offered Shares are not so Transferred during such ten (10) Business Day period, then the Seller may not Transfer any of such Offered Shares without complying again in full with the provisions of this Agreement.

                                    SECTION 6

                                RIGHT OF CO-SALE

     6.1 EXERCISE BY THE ELIGIBLE INVESTORS. To the extent that the Company and the Eligible Investors do not exercise their respective Rights of First Refusal with respect to the Offered Shares pursuant to Section 5 hereof, then each Eligible Investor who has not exercised its Right of First Refusal in Section 5 (a "CO-SALE ELIGIBLE INVESTOR") shall have the right to participate in such sale of Offered Shares on the same terms and conditions as specified in the Transfer Notice, up to its Co-Sale Share, by notifying the Seller in writing within ten
(10) Business Days after the later of (1) delivery of the Confirmation Notice, or (2) the end of the Subsequent Refusal Period, as applicable (the "INITIAL CO-SALE PERIOD"); provided, however, that no Co-Sale Eligible Investor shall have a Co-Sale Right in connection with any transfer set forth in Section 1.15
(a) to (e). The Co-Sale Eligible Investor shall indicate the number of shares of Stock it then holds that it wishes to sell pursuant to this Section 6.1 (the "SELLING INVESTOR SHARES"). To the extent that one or more of the Co-Sale Eligible Investors exercises their Rights of Co-Sale as described in this
Section 6.1 (a "SELLING INVESTOR" for purposes of this Section 6), the number of Offered Shares that the Seller may sell in the Transfer shall be correspondingly reduced. If, after the end of the Initial Co-Sale Period, any Co-Sale Eligible Investors decline to participate in sales under this Section 6, then, within five (5) Business Days after the Initial Co-Sale Period, the Seller will notify the Selling Investors of the extent to which other Co-Sale Eligible Investors declined to exercise their Co-Sale Right (the "CO-SALE NOTICE"). The Selling Investors shall within ten (10) Business Days after delivery of the Co-Sale Notice (the "SUBSEQUENT CO-SALE PERIOD") notify the Seller of the additional Selling Investor Shares that such Selling Investor wishes to sell. If the aggregate amount of Selling Investor Shares proposed to be sold by Selling Investors under this Subsequent Co-Sale Period exceeds the number of Offered Shares stated in the Co-Sale Notice, the number of Selling Investor Shares that each Selling Investor may sell under this Subsequent Co-Sale Period shall be reduced pro rata according to each Selling Investor's Co-Sale


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

Share. The sale of the Offered Shares and the Selling Investor Shares shall occur within twenty-five (25) Business Days from the beginning of the Initial Co-Sale Period (the "CLOSING"). This Right of Co-Sale shall not apply with respect to Offered Shares sold or to be sold to Eligible Investors or the Company under the Right of First Refusal.

     6.2 CONSUMMATION OF CO-SALE. A Selling Investor may exercise the Right of Co-Sale by delivering to the Seller at or before the Closing, one or more certificates, properly endorsed for Transfer, representing a number of Selling Investor Shares not to exceed the number of shares of Stock to which Selling Investor is entitled in Section 6.1, representing such Selling Investor Shares to be Transferred by the Seller on behalf of the Selling Investor. If the Selling Investor does not hold a certificate in that series, class or type of stock representing the number of Selling Investor Shares to be sold by such Selling Investor pursuant to this Section 6, then the Company shall promptly issue a certificate representing the proper number of Selling Investor Shares to be sold pursuant to this Right of Co-Sale. Following the Closing, the Company shall deliver a certificate for the remaining balance of the Stock held by the Selling Investor and not sold pursuant to this Section 6, if any, to such Selling Investor. At the Closing, such certificates or other instruments will be Transferred and delivered to the Transferee as set forth in the Transfer Notice in consummation of the Transfer of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Seller will remit, or will cause to be remitted, to each Selling Investor, within ten (10) days after such Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor's participation in such Transfer pursuant to the Right of Co-Sale.

     6.3 MULTIPLE SERIES, CLASS OR TYPE OF STOCK. If the Offered Shares consist of more than one series, class or type of Stock, the Seller has the right to Transfer hereunder each such series, class or type; provided that if, as to the Right of Co-Sale, a Selling Investor does not hold any of such series, class or type, and the Proposed Transferee is not willing, at the Closing, to purchase some other series, class or type of Stock from such Selling Investor, or is unwilling to purchase any Stock from such Selling Investor at the Closing, then such Selling Investor will have the put right set forth in Section 6.4(b) hereof.

     6.4 REFUSAL TO TRANSFER: PUT RIGHT.

          (a) Refusal to Transfer. Any attempt by any Seller to Transfer any Stock in violation of any provision of this Agreement will be void. The Company will not be required (i) to transfer on its books any Stock that has been sold, gifted or otherwise Transferred in violation of this Agreement, or (ii) to treat as owner of such Stock, or to accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such Stock may have been so Transferred.

          (b) Put Right. If a Seller Transfers any Stock in contravention of the Investors' Right of Co-Sale under this Agreement (a "PROHIBITED TRANSFER"), or if the Proposed Transferee of Offered Shares desires to purchase a class, series or type of Stock offered by the Seller but not held by an Investor or the Proposed Transferee is unwilling to purchase any Stock from an Investor, such Investor may, by delivery of written notice to such Seller (a "PUT NOTICE") within ten (10) Business Days after the later of (i) the Closing, or (ii) the date on which such Investor becomes aware of the Prohibited Transfer or the terms thereof, require such Seller to purchase from such Investor, for cash or such other consideration as the Seller received in the Prohibited Transfer or at the Closing, a number of Selling

Investor Shares (of the same class or type as Transferred in the Prohibited Transfer or at the Closing if such Investor then owns Stock of such class or type; otherwise of preferred stock or common stock) having a purchase price equal to the aggregate purchase price that the Investor would have received in the closing of such Prohibited Transfer if such Investor had elected to exercise its Right of Co-Sale with respect thereto or in the Closing if the Proposed Transferee had been willing to purchase the Selling Investor Shares of the Investor. The closing of such sale to the Seller will occur within ten (10) days after the date of such Investor's Put Notice to such Seller.

                                    SECTION 7

                   RESTRICTIVE LEGEND AND STOP TRANSFER ORDERS

     7.1 TRANSFERS. No securities shall be Transferred unless (i) such Transfer is made with the prior written consent of the Company's Board of Directors, which consent shall not be unreasonably withheld, and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company shall not be required (a) to transfer on its books any shares that shall have been sold or Transferred in violation of any of the provisions of this Agreement or (b) to treat as the owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so Transferred.

     7.2 LEGENDS. The Shareholders understand and agree that the Company will cause the legends set forth below, or legends substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Stock by the Shareholders:

     "ANY TRANSFER OR SALE OF THE SHARES REPRESENTED HEREBY IS SUBJECT TO APPROVAL BY THE BOARD OF DIRECTORS OF THE COMPANY."

     "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN INVESTOR RIGHTS AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID INVESTOR RIGHTS AGREEMENT."

     7.3 STOP TRANSFER INSTRUCTIONS. In order to ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate "stop transfer" certificates or instructions and that, if the Company Transfers its own securities, it may make appropriate notations to the same effect in its records.

                                    SECTION 8

                   OPTIONS UPON A CHANGE OF CONTROL OF PARENT

     8.1 CALL OPTION.

          a. Exercise by Parent. During the time period commencing on the effective date of a Change of Control of the Parent and terminating at the end of the ninetieth (90th ) day thereafter (the "Option Termination Date"), the Parent shall be entitled, at its option, to require the Investors to sell all (but not less than all) of their shares of Stock (the "Called Stock") to the Parent or its designee (which may be the Company) (the "Call Option"). The Parent may exercise the Call Option by delivery of written notice (the "Call Notice") to the Investors at any time after the public announcement of the Change of Control of the Parent and before fifteen (15) days prior to the Option Termination Date, provided that, the Call Option may only be consummated on or after the effective date of such Change of Control and provided further that the Call Notice shall be delivered to the Investors at least fifteen (15) days prior to the date determined by Parent (or its designee) for consummation of the Call Option, during which fifteen (15) day period the Investors may discuss with the Parent the advisability of consummating the Call Option; provided, however, that after such fifteen (15) day period, Parent (or its designee) may consummate the Call Option and purchase the Called Stock, in its sole discretion. In the event of a Change of Control of Parent, Parent shall use its commercially reasonable efforts to give Investors notification, including the name of the acquirer, of such event immediately following the public announcement of such event, regardless of whether Parent (or its designee) provides notice of exercise of the Call Option at such time.

          b. Purchase Price. The price to be paid by the Parent or its designee for the Called Stock (the "Call Price") shall be the Fair Value (as defined below) of the Called Stock on the date of delivery of the Call Notice to the Investors. "Fair Value" shall be determined by good faith negotiation between the Parent and the Investors. If such negotiation fails to determine the Fair Value within thirty (30) days after delivery of the Call Notice, the Parent and the Investors will select an appraiser to determine the Fair Value of the Called Stock. If the parties cannot agree on an appraiser, each will select an appraiser, who will then select a third appraiser and that third appraiser shall determine the Fair Value of the Called Stock; provided, however, the Fair Value of the Called Stock in this circumstance will be an amount at least equal to a fourteen percent (14%) internal rate of return for the Investors and no greater than a twenty-five percent (25%) internal rate of return for the Investors, as measured against the initial issue price of the Called Stock.

          c. Procedure. Within ten (10) days after the determination of the Call Price, the Parent or its designee shall pay to the Investors in cash the Call Price, at which time the Parent or its designee will become the record holder of the Called Stock, and the Investors shall deliver the certificate(s) for the Called Stock (if certificates were issued), properly endorsed for Transfer, to the Parent or its designee.

     8.2 PUT OPTION.

          a. Exercise by Mitsubishi. During the time period commencing on the effective date of a Change of Control of the Parent that has a value of at least Two Hundred Fifty Million

Dollars ($250,000,000 US) (measured by the fair market value of the actual, non-contingent consideration paid to the Parent or its stockholders upon the closing of such Change of Control) and represents a per-fully-diluted share premium of at least twenty percent (20%) (measured by dividing the fair market value of the actual, non-contingent consideration paid to the Parent or its stockholders upon the closing of such Change of Control by the fully-diluted number of shares of capital stock outstanding as of the closing of such Change of Control and comparing the resulting quotient to the closing market price for the Parent's common stock on the last trading date prior to the public announcement of such Change of Control) ("Qualifying Change of Control") and terminating at the end of the ninetieth (90th) day thereafter (the "Put Option Termination Date"), Mitsubishi Corporation ("Mitsubishi") shall be entitled, at its option, to the extent permitted under applicable law (including without limitation the Japanese Corporation Law), to require the Company (or its designee, which may be the Parent or the successor of Parent in the Qualifying Change of Control) to purchase all (but not less than all) of shares of Stock (the "Put Stock") owned by Mitsubishi (the "Put Option"). Mitsubishi may exercise the Put Option by delivery of written notice (the "Put Notice") to the Company at any time after the public announcement of a Qualifying Change of Control of the Parent and before fifteen (15) days prior to the Put Option Termination Date, provided that, the Put Option may only be consummated on or after the effective date of such Qualifying Change of Control and provided further that the Put Notice shall be delivered to the Company at least fifteen
(15) days prior to the date determined by Mitsubishi for consummation of the Put Option, during which fifteen (15) day period the Company and/or the Parent may discuss with Mitsubishi the advisability of consummating the Put Option; provided, however, that after such fifteen (15) day period, Mitsubishi may consummate the Put Option and sell the Put Stock, in its sole discretion.

          b. Purchase Price. The price to be paid by the Company or its designee for the Put Stock (the "Put Price") shall be an amount equal to one hundred ten percent (110%) of the amount paid by Mitsubishi to the Company for the Put Stock.

          c. Procedure. The Put Price shall be paid in cash; provided, however, if the consideration received by the Parent or its stockholders in the Qualifying Change of Control consists in whole or in part of the registered common stock of the other party to the Qualifying Change of Control, the Company (or its designee) may, at its sole option, pay the Put Price using such stock in the same proportion as such stock represented to the total consideration paid in the Qualifying Change of Control and applying the valuation for such stock as applied in connection with the consummation of the Qualifying Change of Control. Upon payment of the Put Price, Mitsubishi shall deliver the certificate(s) for the Put Stock (if certificates were issued), properly endorsed for Transfer, to the Company or its designee.

     8.3 TERMINATION UPON QUALIFIED IPO. The Call Option rights described in
Section 8.1 and the Put Option rights described in Section 8.2 shall automatically terminate, without notice, upon a Qualified IPO.

                                    SECTION 9

               VOTING, BOARD OF DIRECTORS AND APPROVAL PROVISIONS

     9.1 VOTING SHARES. So long as at least fifty percent (50%) of the Series A Preferred Stock remains outstanding and the Investors continue to own at least fifty percent (50%) of the shares of such Series A Preferred Stock (or shares of common stock issued upon conversion of the Series A Preferred Stock) held by the Investors as of the date of this Agreement, the Parent and the Investors (each a "VOTING PARTY", and collectively, the "VOTING PARTIES") each agree to vote all shares of Stock now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (collectively, the "VOTING SHARES") in accordance with the provisions of this Section 9.

     9.2 ELECTION OF BOARD OF DIRECTORS.

          (a) Voting. During the term of this Agreement, each Voting Party agrees to vote all Voting Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company's Board of Directors the following individuals:

               (i) one (1) Series A Designee (as defined below) as the representative of the holders of the Series A Preferred Stock (or shares of common stock issued upon conversion of the Series A Preferred Stock) (the "SERIES A DIRECTOR"); and

               (ii) three (3) Common Designees (as defined below) as the representatives of the holders of the Company's common stock (the "COMMON DIRECTORS").

     Each Voting Party shall take all actions necessary to vote all Voting Shares in accordance with this Section 9.2(a), including without limitation attending and voting at any meeting for the election of directors, or completion of proxies or written consents.

          (b) Designation of Directors. The designees to the Company's Board of Directors described above (each a "DESIGNEE") shall be selected as follows:

               (i) The Series A Director shall initially be Tsunehiko Yanagihara. Thereafter, with respect to each election of the Series A Director, the Designee for the Series A Director (the "SERIES A DESIGNEE") shall be chosen, and may be removed, by Mitsubishi Corporation.

               (ii) The Common Directors shall initially be Ivan Trifunovich, Stephane Perrey and Kevin Conroy. Thereafter, with respect to each election of the Common Directors, the Designees for the Common Director (the "COMMON DESIGNEES") shall be chosen, and may be removed, by the Parent.

          (c) Changes in Designees. From time to time during the term of this Agreement, Voting Parties who may elect or remove a Designee pursuant to this Agreement may, in their sole discretion:

               (i) notify the Company in writing of an intention to remove from the Company's Board of Directors any incumbent Designee who occupies a seat on the Board of Directors for which such Voting Parties are entitled to designate the Designee; or

               (ii) notify the Company in writing of an intention to select a new Designee for election to a seat on the Board of Directors for which such Voting Parties are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such seat).

     In the event of such an initiation of a removal or selection of a Designee under this Section 9.2(c), the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate shareholders, and the appropriate Voting Parties shall vote their Voting Shares to cause: (a) the removal from the Company's Board of Directors of the Designee or Designees so designated for removal; and (b) the election to the Company's Board of Directors of any new Designee or Designees so designated.

     9.3 BOARD OF DIRECTORS VOTING REQUIREMENTS. So long as at least fifty percent (50%) of the Series A Preferred Stock remains outstanding and the Investors continue to own at least fifty percent (50%) of the shares of such Series A Preferred Stock (or shares of common stock issued upon conversion of the Series A Preferred Stock) held by the Investors as of the date of this Agreement, the Company may not, without the unanimous consent of the Board of Directors (of which no director's consent shall be withheld unreasonably, in bad faith or contrary to the Company's best interests or such director's applicable fiduciary duty), approve or authorize:

          (a) the Company's annual budget (in its entirety) and business plan including its mid-term strategy; provided, however, that each member of the Board of Directors will vote in favor of a budget that substantially comports with any of the Company's budgets, operations and practices in the ordinary course of business from and during the Company's previous fiscal years;

          (b) the Company's fiscal year-end financial statements; provided, however, that each member of the Board of Directors will vote in favor of the Company's financial statements if such statements were prepared in accordance with past practices and generally accepted accounting principals under applicable laws;

          (c) a declaration or payment of a dividend on shares of the Company's capital stock in a given fiscal year, if (i) the aggregate amount of dividends to be distributed in such fiscal year exceeds the Company's net profits for such fiscal year, or (ii) no dividend was declared or paid by the Company in the previous three (3) fiscal years;

          (d) a sale of any part of the Company's business or assets valued at a sale price greater than ten percent (10%) of the fair market value of the total assets of the Company prior to the consummation of such sale or Y1,000,000,000;

          (e) a purchase of a business or assets for a purchase price greater than ten percent (10%) of the fair market value of the total assets of the Company after the consummation of such purchase or Y1,000,000,000;

\
          (f) salaries, bonuses or retirement bonuses for a member of the Board of Directors in an amount greater than Y100,000,000 during any year;

          (g) a term sheet, proposal or letter of intent or any other contract or agreement (i) which will result in payment or receipt by the Company of an amount greater than ten percent (10%) of the fair market value of the total assets of the Company or an amount greater than the gross sales generated by the Company during the preceding fiscal year, (ii) the term of which will exceed three (3) years and that has an aggregate value of greater than ten percent (10%) of the fair market value of the total assets of the Company, (iii) regarding a license with respect to the Company's intellectual property that requires payments in an aggregate amount greater than ten percent (10%) of the fair market value of the total assets of the Company, or (iv) regarding the payment or receipt by the Company of royalty payments that have an aggregate value of greater than ten percent (10%) of the fair market value of the total assets of the Company. The consent requirement applicable to this subsection (g) shall be deemed to apply, in any event, to any material amendment after the date of this Agreement of any of the following agreements: the Agreement between Parent and the Company being entered into contemporaneously herewith, the Development and Commercialization Agreement with BML, Inc., the Development Agreement and the Distribution Agreement with Daiichi Pure Chemicals Co., Ltd., the Development and Commercialization Agreement with Shimadzu Corporation and Toppan Printing Co., Ltd., and the License Agreement with RIKEN;

          (h) any Transfer by Parent, which results in (i) Parent's shareholding ratio in the Company being less than fifty percent (50%) of the voting stock of Company and/or (ii) such transferee's shareholding ratio in the Company being more than that of the second largest investor, Mitsubishi Corporation; and

          (i) Amendment of the Memorandum of Association or Articles of Association.

     9.4 ISSUES TO BE RESOLVED. The following issues are subject to the simple majority resolutions in the Board of Directors:

          (a) a declaration or payment of a dividend on shares of the Company's capital stock in a given fiscal year, except for the case set forth in Section
9.3 (c);

          (b) a sale of any part of the Company's business or assets, except for the case set forth in Section 9.3 (d) and except for sales in the ordinary course of the Company's business;

          (c) a purchase of a business or assets, except for the case set forth in Section 9.3 (e) and except for purchases in the ordinary course of the Company's business;

          (d) salaries, bonuses or retirement bonuses for a member of the Board of Directors, except for the case set forth in Section 9.3 (f);

          (e) approval of any transaction that will result in a change of more than ten percent (10%) in the composition of the Company's shareholders;

          (f) Loans, guarantees, extension of payment, purchase or sales contracts for over one (1) year, if cumulative amounts for each customer or product exceed one hundred (100) million yen;

          (g) Acquisition of stocks, if cumulative amounts for each customer exceed thirty (30) million yen;

          (h) Acquisition of fixed assets, if such acquisition is over one hundred (100) million yen per transaction;

          (i) Investments, loans and guarantees to any new Affiliate, if the cumulative amount invested in such Affiliate exceeds thirty (30) million yen;

          (j) Settling a lawsuit or any committing funds in connection with a similar matter, if such action results in the payment by the Company of over thirty (30) million yen per transaction;

          (k) Taxable write-down, if cumulative amounts for each customer exceed thirty (30) million yen; and

          (l) Acceptance of director's doing the same kind of business as the company or representing the Shareholders in the contract.

     9.5 PARENT APPROVAL RIGHTS. The Company's stock option plan and stock option grants issued thereunder or otherwise must be approved and authorized in writing by the Parent.

                                   SECTION 10

                             TERMINATION AND WAIVER

     10.1 TERMINATION. Each of the Investors' information and inspection rights pursuant to Section 2 hereof, the Shareholders' Preemptive Right pursuant to
Section 3 hereof, the Eligible Investors' Right of First Refusal and the Investors' Right of Co-Sale pursuant to Sections 4, 5 and 6 hereof, respectively, and the voting provisions pursuant to Section 9 hereof, and the board voting rights pursuant to Sections 9.3 and 9.4 hereof will terminate upon the earliest to occur of (i) the effectiveness of a registration statement pursuant to a Qualified IPO, (ii) the date on which this Agreement is terminated by a writing executed by the Company, the Parent and the Investors, (iii) the dissolution of the Company, (iv) exercise of the Call Option or, in the case of Mitsubishi, the Put Option, or (v) termination by the Company or its successor in the event of a Change of Control of the Company that directly or indirectly results in the Investors no longer holding, collectively, at least twenty-five percent (25%) of the then issued and outstanding shares of the Series A Preferred Stock (or shares of common stock issued upon conversion of the Series A Preferred Stock), provided, however, that in the event of such a Change of Control, TWT shall notify the Investors of the name of the acquirer and a summary of the expected or actual terms and conditions of such acquisition at any time within the period spanning from ninety (90) days prior to, until ninety
(90) days after, the effective date such the Change of Control and discuss the advisability of terminating this Agreement with the Investors for fifteen (15) days from the date of such notice to the Investors, after which time the Company or its successor may, upon written notice to the Investors, immediately effect the above described termination. The Company's Right of First Refusal will terminate upon the earliest to occur of (i) a written election of the Company pursuant to an action by the Board of Directors or (ii) the occurrence of any of
(i), (iii) or (iv) in the preceding sentence.

     10.2 WAIVER. Any waiver by a party of its rights hereunder will be effective and binding on all parties hereto only if evidenced by a written instrument executed by such party or its authorized representative. No waivers of, or exceptions to, any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further continuing waiver of any such term, condition or provision.

                                   SECTION 11

                            MISCELLANEOUS PROVISIONS

     11.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by confirmed facsimile or otherwise delivered by hand or by messenger addressed:

          (a) if to an Eligible Investor, at the Eligible Investor's address or facsimile number as shown in the Company's records, as may be updated in accordance with the provisions hereof; or

          (b) if to the Company, at its address or facsimile number set forth on the cover page of this Agreement and addressed to the attention of the President, or at such other address or facsimile number as the Company shall have furnished to the Eligible Investors.

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the mail, addressed and mailed as aforesaid or, if sent by confirmed facsimile, upon confirmation of facsimile transfer.

     11.2 INAPPLICABILITY OF CERTAIN RIGHTS. The Eligible Investors' Right of First Refusal and Right of Co-Sale pursuant to Sections 4, 5 and 6 hereof, respectively, shall not apply to any Change of Control of the Parent, even if the Parent's Stock is transferred as part of such Change of Control.

     11.3 SUCCESSORS AND ASSIGNS. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Shareholder without the prior written consent of the Company. Any attempt by a Shareholder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties. Any transferee of a Seller who is required to become a party hereto will be considered a "Seller" for purposes of this Agreement.

     11.4 SEVERABILITY. Unless otherwise expressly provided herein, the rights of the Shareholders hereunder are several rights, not rights jointly held with any other Shareholder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties' intent in entering into this Agreement.

     11.5 AMENDMENT. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company, the Parent and the Investors.

     11.6 CONTINUITY OF OTHER RESTRICTIONS. Any Offered Shares not purchased by the Company or any Eligible Investor under their Rights of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such shares of Stock by law, including any restrictions imposed under the Articles or by agreement.

     11.7 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of Japan as applied to agreements entered into among Japanese residents to be performed entirely within Japan, without regard to principles of conflicts of law.

     11.8 OBLIGATION OF COMPANY: BINDING NATURE OF EXERCISE. The Company agrees to use its best efforts to enforce the terms of this Agreement except where it elects to effect a waiver, to inform the Shareholders of any breach hereof (to the extent the Company has knowledge thereof) and to assist the Shareholders in the exercise of its rights and the performance of its obligations hereunder. Any exercise of the Right of First Refusal or Right of Co-Sale will be binding upon the party so exercising, and may not be withdrawn without the written consent of the Company or the Seller as to whom it is given, as the case may be, except that such exercise may be withdrawn unilaterally by the exercising party if there is any legal prohibition as to a party's consummation of its purchase or sale hereunder.

     11.9 SPECIFIC PERFORMANCE. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

     11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, will be deemed an original, and all such counterparts together will constitute one and the same instrument.

     11.11 FURTHER ASSURANCES. Each party hereby agrees to execute and deliver all such further instruments and documents and take all such other actions as necessary or required under each of the Commercial Code of Japan and the Corporation Law of Japan, or as reasonably requested by the other party, in either event, in order to carry out the intent and purposes of this Agreement.

     11.12 CONFLICT. In the event of any conflict between the terms of this Agreement and the Articles, the terms of the Articles will control. In the event of any conflict between the Company's books and records and this Agreement or any notice delivered hereunder, the Company's books and records will control absent fraud or error.

     11.13 ATTORNEYS' FEES. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     11.14 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

     11.15 ENTIRE AGREEMENT. This Agreement, the other Agreements and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

     11.16 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

     11.17 FACSIMILE EXECUTION AND DELIVERY. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     11.18 JURISDICTION; VENUE. All disputes or claims arising under or relating to this Agreement shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event that any such dispute or claim arising under or relating to this Agreement cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute or claim (other than a dispute under Section 8.2) shall be subject to the exclusive jurisdiction of the Tokyo District Court.

     11.19 FURTHER ASSURANCES. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

     11.20 TERMINATION OF ORIGINAL IRA. The Company, the Parent, and those Investors that were parties to the Original IRA hereby agree that the Original IRA shall be deemed terminated and replaced by this Agreement upon the execution in full of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.

COMPANY:

THIRD WAVE JAPAN, INC.


By: /s/ Ivan Trifunovich
    ------------------------------------
Name: Ivan Trifunovich
Title: President


PARENT:

THIRD WAVE TECHNOLOGIES, INC.


By: /s/ Kevin Conroy
    ------------------------------------
Name: Kevin Conroy
Title: President & CEO


INVESTORS:

MITSUBISHI CORPORATION


By: /s/ Tsunehiko Yanagihara
    ------------------------------------
Name: Tsunehiko Yanagihara
Title: General Manager, Life Sciences
       Business Unit


CSK INSTITUTE FOR SUSTAINABILITY, LTD.


By: /s/ Masahiro Aozono
    ------------------------------------
Name: Masahiro Aozono
Title: President & CEO

BML, INC.


By: /s/ Yutaka Arai
    ------------------------------------
Name: Yutaka Arai
Title: President


DAIICHI PURE CHEMICALS CO., LTD.


By: /s/ Shin-ichiro Ashida
    ------------------------------------
Name: Shin-ichiro Ashida
Title: President & CEO


TOPPAN PRINTING CO., LTD.


By: /s/ Naoki Adachi
    ------------------------------------
Name: Naoki Adachi
Title: President & CEO


SHIMADZU CORPORATION


By: /s/ Kozo Shimazu
    ------------------------------------
Name: Kozo Shimazu
Title: Corporate Officer

                  [Signature Page to Investor Rights Agreement]

                                    EXHIBIT A

                                    INVESTORS

Mitsubishi Corporation

CSK Institute for Sustainability, Ltd.

BML, Inc.

Daiichi Pure Chemicals Co., Ltd.

Toppan Printing Co., Ltd.

Shimadzu Corporation